Exhibit 99.1

MICROSEMI FINANCIAL CONTACT: John W. Hohener

Executive Vice President and CFO

Phone: (949) 380-6100

MICROSEMI INVESTOR CONTACT: Robert C. Adams

Vice President of Corporate Development

Phone: (949) 380-6100

Microsemi Announces Completion of Sale of Non-Strategic Component of Board

Level Systems and Packaging Business for $300 Million to Mercury Systems, Inc.

ALISO VIEJO, Calif.—May 2, 2016―Microsemi Corporation (Nasdaq: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today announced it has completed the sale of a non-strategic component of a board level systems and packaging business to Mercury Systems, Inc. (Nasdaq: MRCY), for $300 million in cash (subject to a customary purchase price adjustment). The cash generated from the sale of the company will be used to pay down outstanding debt and allow the company to reduce its leverage ratio ahead of original plan.

About Microsemi

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for aerospace & defense, communications, data center and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world's standard for time; voice processing devices; RF solutions; discrete components; enterprise storage and communication solutions, security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services. Microsemi is headquartered in Aliso Viejo, Calif., and has approximately 4,800 employees globally. Learn more at www.microsemi.com.

Microsemi and the Microsemi logo are registered trademarks or service marks of Microsemi Corporation and/or its affiliates. Third-party trademarks and service marks mentioned herein are the property of their respective owners.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. The forward-looking statements in this release address a variety of subjects including, for example, Microsemi’s plans, beliefs or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: costs associated with the transaction; the effects of local and national economic, credit and capital market conditions on the economy in general; and other risks and uncertainties discussed in Microsemi’s filings with the U.S. Securities and Exchange Commission, including Microsemi's Annual Report on Form 10-K for the year ended September 27, 2015 and all subsequent Quarterly Reports on Form 10-Q . Microsemi cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Microsemi does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Source: Microsemi Corporation